Exhibit 5 Opinion of Thacher Proffitt & Wood, counsel for Registrant, as to the legality of the securities being registered

Exhibit 23.1   Consent of Thacher Proffitt & Wood (included in Exhibit 5 hereof)

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                    [Letterhead of Thacher Proffitt & Wood]

Writer's Direct Dial
(212) 912-7435

                                              July 14, 1997


New Hampshire Thrift Bancshares
9 Main Street
Newport, New Hampshire 03773

                  Re: New Hampshire Thrift Bancshares 1996 Stock Option Plan
                      ------------------------------------------------------

Dear Sirs:

                  We have acted as counsel for New Hampshire Thrift Bancshares, a Delaware corporation ("Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 168,950 shares of its common stock, par value $.01 per share ("Shares"), which are authorized but unissued Shares which have been reserved for issuance ("Original Issue Shares") upon exercise of options granted pursuant to the New Hampshire Thrift Bancshares, Inc. 1996 Stock Option Plan ("Plan"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the States of New York and Delaware.

                  We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

                  Based on the foregoing, we are of the opinion that the Original Issue Shares which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, such Original Issue Shares will be validly issued, fully paid and non-assessable.



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New Hampshire Thrift Bancshares
July 14, 1997                                                           Page 2.


                  In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities law).

                  This opinion is given solely for the benefit of the Corporation and purchasers of shares under the Plan, and no other person or entity is entitled to rely hereon without express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

                                       Very truly yours,

                                       THACHER PROFFITT & WOOD



                                       By /s/ Douglas J. McClintock
                                          ----------------------------